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                                                                      EXHIBIT 12



                     INTERNATIONAL SPECIALTY HOLDINGS INC.



                       RATIO OF EARNINGS TO FIXED CHARGES


                                  (UNAUDITED)


                         (THOUSANDS, EXCEPT RATIO DATA)



                                                                                           QUARTER ENDED           PRO FORMA
                                               YEAR ENDED DECEMBER 31,                  --------------------   ------------------
                                 ----------------------------------------------------   APRIL 1,   MARCH 31,     YEAR     1ST QTR
                                   1997       1998       1999       2000       2001       2001       2002        2001      2002
                                 --------   --------   --------   --------   --------   --------   ---------   --------   -------
Income from continuing
  operations before income
  taxes........................  $ 89,311   $ 16,307   $ 62,958   $130,114   $  5,785   $35,671     $24,152    $  1,863   $24,779
Add:
  Interest expense.............    76,575     77,456     80,666     84,250     88,931    17,232      22,842      92,853    22,215
  Company's 50% share of joint
     venture income taxes......     4,630      1,640          0          0          0         0           0           0         0
  Company's 50% share of joint
     venture interest
     expense...................        31          0          0          0          0         0           0           0         0
  Interest component of rental
     expense...................     3,233      5,033      5,767      5,967      5,815     1,454       1,526       5,815     1,526
                                 --------   --------   --------   --------   --------   -------     -------    --------   -------
Earnings available for fixed
  charges......................  $173,780   $100,436   $149,391   $220,331   $100,531   $54,357     $48,520    $100,531   $48,520
                                 ========   ========   ========   ========   ========   =======     =======    ========   =======
Fixed charges:
Interest expense...............  $ 76,575   $ 77,456   $ 80,666   $ 84,250   $ 88,931   $17,232     $22,842    $ 92,853   $22,215
Add:
  Capitalized interest.........       974      2,309      1,090        751        355       109          47         355        47
  Company's 50% share of joint
     venture interest
     expense...................        31          0          0          0          0         0           0           0         0
  Interest component of rental
     expense...................     3,233      5,033      5,767      5,967      5,815     1,454       1,526       5,815     1,526
                                 --------   --------   --------   --------   --------   -------     -------    --------   -------
Total fixed charges............  $ 80,813   $ 84,798   $ 87,523   $ 90,968   $ 95,101   $18,795     $24,415    $ 99,023   $23,788
                                 ========   ========   ========   ========   ========   =======     =======    ========   =======
Ratio of earnings to fixed
  charges......................      2.15       1.18       1.71       2.42       1.06      2.89        1.99        1.02      2.04
                                 ========   ========   ========   ========   ========   =======     =======    ========   =======